Exhibit 10.34

ERA GROUP, INC.
2012 SHARE INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR
STOCK OPTION GRANT AGREEMENT

THIS STOCK OPTION GRANT AGREEMENT (the “Agreement”) dated as of January [__], 2013 (the "Agreement Date") sets forth the agreement of Era Group Inc., a Delaware corporation (the "Company"), to grant Stock Options to [•] a member of the Board of Directors of the Company (the "Non-Employee Director") to purchase shares of the Company's common stock, par value $.01 (the "Common Stock"), on the terms and subject to the conditions hereinafter provided.

WITNESSETH:

WHEREAS, SEACOR Holdings, Inc. (“SEACOR”) has effected the spin-off of the Company through a distribution of all the shares of the Company’s Common Stock to SEACOR’s shareholders, effective as of January 31, 2013;

WHEREAS, the Compensation Committee of SEACOR, acting pursuant to its authority under the SEACOR Holdings, Inc. 2007 Share Incentive Plan to make adjustments to outstanding awards in connection with a spin-off transaction involving SEACOR, has approved the exchange of the Stock Options granted to the Non-Employee Director to acquire shares of the common stock of SEACOR pursuant to the agreement dated as of [•] (the “Original Award”) for Stock Options to acquire Common Stock of the Company and based upon the approval of the Company’s Board of Directors to issue Era Common Stock upon the exercise of the Stock Options granted hereunder and pursuant to the terms of this Agreement;

WHEREAS, the Company has adopted the Era Group Inc. 2012 Share Incentive Plan (the “Plan”).

WHEREAS, in exchange for Original Award, the Company is authorizing the grant of options pursuant to this Agreement and the Plan and the issuance of the Company’s Common Stock upon the exercise of such options; and

WHEREAS, the Stock Options to be granted pursuant to this Agreement shall not be Incentive Stock Options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.     GRANT OF STOCK OPTIONS AWARD. On the terms and conditions set forth in this Agreement, the Company grants to the Non-Employee Director stock options to purchase a number of shares of Company common stock, par value $.01 (the "Common Stock") at the Exercise Price set forth below (the “Stock Options”).

Number of Shares	Exercise Price
[•]	[•]

SECTION 2.    VESTING: The Stock Options shall vest and become exercisable upon the earlier of: (A) the first anniversary of the date of the Original Award and (B) the date of the first annual meeting of the

Exhibit 10.34

stockholders of SEACOR after the date of the Original Award, provided that the Non-Employee Director is then serving as a director of the Company on such date.

SECTION 3.    VESTING ACCELERATOR: The Stock Options shall become 100% vested and immediately exercisable in the event of (A) a Change in Control or (B) the termination of the service of a Non-Employee Director by reason of Disability, Death, or Voluntary Retirement.

SECTION 4.    Payment of Exercise Price. The exercise price of the Stock Options, as set forth in Section 1 above, may be paid in cash or, in the discretion of the Board, by the delivery of shares of Common Stock then owned by the Non-Employee Director (to be valued at the Fair Market Value on the date of exercise), by the withholding of shares of Common Stock for which Stock Options are exercisable, or by a combination of these methods. The Board may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan.

SECTION 5.    Term.

(a)    In General. Subject to earlier termination as set forth herein, the Stock Options shall terminate on the tenth anniversary of the date of the Original Award.

(b)    Termination of Directorship (failure to be nominated/elected to the Board). In the event that the service of the Non-Employee Director is terminated by reason of (x) failure of the Company to nominate for re-election such Non-Employee Director who is otherwise eligible or (y) the failure of such Non-Employee Director to be re-elected by Stockholders following nomination by the Company (in either case, if such failure to be nominated/elected to the Board was not due to Cause) or (z) the voluntary retirement of a Non-Employee Director, the Stock Options to the extent vested as of the date of such termination shall expire on the earliest of: (xx) the expiration of the term set forth in Section 5(a) above and (yy) one (1) year after the date of such termination of service.

(c)    Termination of Directorship due to Death or Disability. In the event that the service of the Non-Employee Director is terminated by reason of death or Disability (as defined in Section 22(e)(3) of the Code), this Stock Options shall expire on the earliest of: (x) the expiration of the term set forth in Section 5(a) above and (y) one (1) year after the date of such termination of service. Notwithstanding the above, in the event that the service of the Non-Employee Director is terminated by reason of death and the Stock Options has a remaining term of less than one (1) year on such date, the term of this Stock Options shall automatically be extended to the first anniversary of the date of death.

(d)    Termination of Directorship Due to Any Other Reason Including Cause. In the event that the service of the Non-Employee Director is terminated by any reason other than voluntary retirement, failure to be nominated/elected to the Board without Cause, death or disability, the Stock Options shall no longer be exercisable and shall terminate and be of no further force or effect from and after the date of such termination. For purposes of this agreement, "Cause" shall mean the failure of the Company to nominate for re-election such Non-Employee due to any act of (x) fraud or intentional misrepresentation or (y) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any subsidiary corporation or parent corporation of the Company.

Exhibit 10.34

SECTION 6. ADJUSTMENT PROVISIONS; CHANGE IN CONTROL.

(a)    Adjustments. If there shall be any change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each of the outstanding Stock Options such that each such Stock Options shall thereafter be exercisable for such, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Options had such Stock Options been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of a Non-Employee Director's rights under this Agreement, the Board will have authority to adjust, in an equitable manner, the number and kind of shares that may be issued pursuant to this Agreement, the number and kind of shares subject to outstanding Stock Options (including unvested Stock Options), and the exercise price applicable to outstanding Stock Options.

(b)    Change in Control. In the event there is a Change in Control of the Company, all then outstanding Stock Options shall immediately become exercisable as the case may be. For purposes of this Section 2(b), a "Change in Control" of the Company shall be deemed to have occurred upon any of the following events:

(i)    A change in control of the direction and administration of the Company's business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); or

(ii)    During any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Board of Directors or any individuals who would be "Continuing Directors" (as hereinafter defined) cease for any reason to constitute at least a majority thereof; or

(iii)    The Common Stock shall cease to be publicly traded; or

(iv)    The Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(v)    The Board of Directors shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 2(b)(ii) or (iii) above, and such transaction shall have been consummated.

(vi)    Notwithstanding the foregoing, none of the following shall constitute a Change in Control of the Company: (A) any spin-off of a division or subsidiary of the Company to its stockholders; or (B) any event listed in (i) through (v) above that the Board determines not to be a Change in Control of the Company.

(vii)    For purposes of Section 2(b), "Continuing Directors" shall mean (x) the directors of the Company in office on the Effective Date (as defined below) and (y) any successor to any such director and any additional director who after the Effective Date was nominated or elected by a majority of the Continuing Directors in office at the time of his or her nomination or election.

Exhibit 10.34

(viii)    The Board, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, the Stock Options outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Stock Options, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Options; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction constituting the Change in Control) or in a combination thereof, as the Board, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to Stock Options for which the date on which the Original Award was granted was within six (6) months before the occurrence of a Change in Control if the holder of such Stock Options is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is otherwise available to such holder.

SECTION 7. MISCELLANEOUS

(a)    Non-transferability. Stock Options granted to a Non-Employee Director shall not be transferable otherwise except by will or the laws of descent and distribution, and Stock Options shall be exercisable, during the Non-Employee Director's lifetime, only by the Non-Employee Director. In the event of the death of the Non-Employee Director, the Stock Options theretofore granted to him or her shall be exercisable during such period after his or her death by such Non-Employee's representative.

(b)    Issuance of Common Stock. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under this Agreement unless such delivery or distribution would comply with all applicable laws (including, without limitation the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(c)    Tenure. A Non-Employee Director's right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

(c)    Governing Law. This Agreement and actions taken in connection herewith shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to its choice-of-law provisions.

(d)    2012 Share Incentive Plan Controls. This Agreement is subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of any conflict, the terms and provisions of the Plan shall control over the terms and provisions of this Agreement. All capitalized terms herein shall have the meanings given such terms by Plan unless otherwise defined herein or unless the context clearly indicated otherwise. Notwithstanding the foregoing and for the avoidance of doubt, for the purposes of Section 6(a) of the Plan, as the exercise price of the stock options underlying the Original Award was at or above 100% of the fair market value of SEACOR Common Stock on the date such Original Awards were originally granted, the Stock Options have been issued in exchange for the Original Award and the adjustment set forth herein has preserved the intrinsic value of such Original Award, the Committee has determined that the exercise price of the Era Stock Options shall be deemed to have been made at or above the Fair Market Value of a share of Era Common Stock on the date of this Agreement.

(e)    Acknowledgement. The Stock Options granted under this Agreement have been granted in replacement of the Original Award. This award of Stock Options is granted in exchange for the Original

Exhibit 10.34

Award based upon the action of the Compensation Committee of SEACOR as authorized under the SEACOR Holdings, Inc. 2007 Share Incentive Plan to make adjustments to outstanding awards in connection with a spin-off transaction involving SEACOR, and based upon the approval of the Company’s Board of Directors to issue Era Common Stock upon the exercise of the Stock Options granted hereunder.  In accepting these Stock Options, the Non-Employee Director understands and acknowledges that the Non-Employee Director’s rights under this Agreement are in full satisfaction of the Non-Employee Director’s rights to the outstanding portion of the Original Award, which is hereby cancelled and superseded.

IN WITNESS WHEREOF, The Company has executed this Agreement on the day and year first above written.

ERA GROUP, INC.

Sten Gustafson
Chief Executive Officer

Dated: [•]

The undersigned hereby accepts, and agrees to, all terms and provisions of the foregoing Non-Employee Director Stock Option Grant Agreement.

[•]
Dated: